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                                                                      Exhibit 99



                                              CONTACT: ROBERT BUTTER - MEDIA
                                                       (412) 456-3866


                                                       JEFF SWOVELAND - ANALYSTS
                                                       (412) 553-5869

FOR IMMEDIATE RELEASE
---------------------



              EQUITABLE RESOURCES ANNOUNCES EXECUTIVE APPOINTMENTS


         PITTSBURGH, FEBRUARY 9, 2000 - Equitable Resources (NYSE: EQT) has made the following executive appointments:

         o David L. Porges, the Company's senior vice president and chief financial officer, has been promoted to the position of executive vice president and chief financial officer.
         o Carl M. Rizzo, director of information systems for Equitable Utilities, has been named chief information officer for Equitable Resources.

         Mr. Porges joined Equitable Resources in 1998 as the Company's chief financial officer and was responsible for various management functions, including treasury controllers, mergers and acquisitions, risk management and investor relations. Since joining Equitable, Mr. Porges has been instrumental in the Company's successful turnaround efforts and has played a key role in completing recent acquisitions for the Company. In his new position, he will assume additional oversight responsibilities for the Company's information technology and for NORESCO, Equitable's energy service unit.
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         Mr. Rizzo has worked in various information technology capacities for
Equitable Services and Equitable Utilities during the past three years. Mr. Rizzo brings more than 20 years' experience in information systems and technology development to this position. Prior to joining Equitable Utilities, Mr. Rizzo was managing principal consultant for Oracle Corporation. His experience in a wide range of computer-based services and information technology will be utilized in his new position as chief information officer of Equitable Resources. In this role, he will oversee the Company's overall information strategy, particularly with regard to commercializing the Company's information technology applications.

         Equitable Resources is an integrated energy company, with emphasis on Appalachian area natural gas production, natural gas transmission and distribution and leading-edge energy management services for customers throughout the United States. The company also has exploration and production interests in the Gulf of Mexico and energy service management projects in selected international markets.

         EQUITABLE RESOURCES' RECENT NEWS RELEASES ARE AVAILABLE FREE OF CHARGE BY FAX OR THROUGH COMPANY NEWS ON CALL AT 1-800-758-5804, EXT. 289250; OR ON THE INTERNET AT HTTP://WWW.EQT.COM.


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